The Student Loan Corporation  Announces Stockholder Approval of Sale of Assets to Affiliates of Sallie Mae and Merger Agreement with Discover Bank

STAMFORD, Conn., December 16, 2010 (BUSINESS WIRE) – The Student Loan Corporation (NYSE: STU), today announced that stockholders of The Student Loan Corporation (“SLC”): (i) approved the sale of certain of SLC’s assets to SLM Corporation (“Sallie Mae”) and (ii) adopted the Merger Agreement among SLC, Discover Bank (“Discover”) and a subsidiary of Discover and approved the merger pursuant to which SLC will become a wholly-owned subsidiary of Discover and each SLC stockholder will receive $30.00 per share of SLC common stock.

The affirmative vote of the holders of a majority of the outstanding shares of common stock of SLC was required to approve each transaction.  According to the final tally of shares voted, more than 95 percent of the outstanding shares of common stock of SLC as of the close of business on November 1, 2010 voted to approve the transactions.

The consummation of the merger remains subject to the satisfaction of certain other closing conditions set forth in SLC’s Asset Purchase Agreement with Sallie Mae and SLC’s Merger Agreement with Discover and discussed in detail in the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by SLC on November 2, 2010 and amended and supplemented by the Supplements to the Proxy Statement dated November 26, 2010 and December 2, 2010.  Assuming all conditions are satisfied, the parties expect that the merger will be completed by December 31, 2010.

The Student Loan Corporation (NYSE: STU) is one of the nation's leading originators and holders of student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and lenders.  The company was previously a division of Citibank and became a NYSE-listed corporation in 1992.  Citibank, N.A. is the majority shareholder.  Citibank was one of the first banks to finance higher education, beginning in 1958.

For information or inquiries regarding student loans, please call 1-800-STUDENT. Customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. College planning and financing information is also available at www.studentloan.com.

Additional Information about the Merger and Where to Find It

In connection with these proposed transactions, The Student Loan Corporation (the "Company") filed a proxy statement with the Securities and Exchange Commission ("SEC"). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Stockholders are able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC's Web site www.sec.gov or from The Student Loan Corporation, Investor Relations Department, at 750 Washington Blvd., Stamford, Connecticut, 06901, Telephone (203) 975-6320.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in the Company's filings with the U.S. Securities and Exchange Commission.